PROSPECTUS SUPPLEMENT NO. 30 (To Prospectus dated July 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-164935

Bontan Corporation Inc.

46,472,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated July 11, 2011, relating to the resale of up to 46,472,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains the Share Exchange Agreement filed with the U.S. Securities and Exchange Commission on June 5, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated July 11, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on June 5, 2013 were US$0.38 and US$0.34 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated June 6, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2013
Commission File Number 0-30314

BONTAN CORPORATION INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

SHARE EXCHANGE AGREEMENT
among
PORTAGE ACQUISITION INC.
BONTAN CORPORATION INC.
and
PORTAGE PHARMA LTD.
and, for certain limited purposes, its shareholders
May 21, 2013

3.4 Brokers and Finders	9
3.5 Parent Shareholders	9
3.6 Capitalization of Parent	9
3.7 Capitalization of Acquirer	10
3.8 Validity of Parent Shares and Parent Warrants	10
3.9 SEC and OSC Reporting and Compliance	10
3.10 Financial Statements	11
3.11 Absence of Undisclosed Liabilities	12
3.12 Changes	12
3.13 Employees and Consultants	12
3.14 Title to Property and Encumbrances	12
3.15 Governmental Consents	12
3.16 Compliance with Laws and Other Instruments	13
3.17 No General Solicitation	13
3.18 Litigation	13
3.19 Resale Restrictions	13
3.20 Settlement Agreement	14
3.21 Foreign Corruption of Public Officials	14
3.22 Closing Date Working Capital	14
3.23 Trading	14
3.24 Reporting Issuer	14
3.25 Auditor	15
3.26 Disclosure Controls	15
3.27 Tax Returns	15
3.28 Minute Books	16
3.29 Anti-Money Laundering	16
3.30 OFAC	16
3.31 Disclosure	16
Section 4. Additional Representations, Warranties and Covenants of the Shareholders	16
4.1 Acts and Proceedings	17
4.2 Compliance with Laws and Instruments	17
4.3 Binding Obligation	17

4.4 Title to Shares	17
4.5 Information	17
4.6 Resale of Stock	18
Section 5. Additional Agreements	18
5.1 Access and Information	18
5.2 Additional Agreements	19
5.3 Publicity	19
5.4 Appointment of Directors	19
5.5 Parent Name and Jurisdiction Changes	19
5.6 Portage Ownership Plan	20
5.7 Issuance of Shares	20
5.8 Employment Agreements	20
5.9 Post-Closing Covenants	20
Section 6. Conditions of Parties’ Obligations	22
6.1 Company Obligations	22
6.2 Parent Obligations	24
Section 7. Survival of Representations and Warranties	26
Section 8. Amendment of Agreement	26
Section 9. Definitions	27
Section 10. Closing	30
Section 11. Miscellaneous	30
11.1 Notices	30
11.2 Entire Agreement	31
11.3 Time	31
11.4 Severability	31
11.5 Successors and Assigns	31
11.6 No Third Parties Benefited	31
11.7 Counterparts	31
11.8 Recitals, Schedules and Exhibits	32
11.9 Section Headings and Gender	32
11.10 Governing Law	32

LIST OF EXHIBITS AND SCHEDULES
Exhibits
A Certificate of Incorporation of Parent
B By-laws of Parent
C Directors and Officers of Parent
D Company Shareholders and Exchange Ratio

Company Disclosure Schedules
2.5 Company Shareholders
2.8 Company Brokers and Finders
2.9 Financial Statements

Parent Disclosure Schedules
3.3 Parent payables and accruals
3.7 Parent SEC filings since March 27, 2013
3.8 Specimen of warrant certificate to be issued by Parent

SHARE EXCHANGE AGREEMENT
THIS SHARE EXCHANGE AGREEMENT is made and entered into as of May 21, 2013, by and among PORTAGE ACQUISITION INC., a corporation formed under the laws of the British Virgin Islands (the “Acquirer”),which is a wholly owned subsidiary of Parent and BONTAN CORPORATION INC., a corporation formed under the laws of the Province of Ontario, Canada (“Parent”), on the one hand, and PORTAGE PHARMA LTD., a limited company formed under the laws of the British Virgin Islands (the “Company”), and the shareholders of the Company whose names appear on the signature pages hereof (the “Shareholders”) solely for the purpose of agreeing with respect to himself, herself or itself to Sections 1, 4, 5, 6, 7, 8 and 10 hereof, on the other hand.

RECITALS
A. The Board of Directors of each of the Acquirer, Parent and the Company has each determined that Acquirer’s acquisition of the Company is fair to and in the best interests of their respective entities and the shareholders thereof;
B. The acquisition shall be accomplished by all of the Shareholders of the Company contributing, selling and transferring to the Acquirer all of their Shares (as defined below) pursuant to an offer by Parent to issue in exchange therefor newly-issued shares, no par value, of Parent (“Parent Stock”), upon the terms and subject to the conditions set forth herein (the “Exchange Offer”).
C. The Board of Directors of the Acquirer, Parent and the Board of Directors of the Company have approved this Agreement and transactions contemplated hereby, including the Exchange Offer.
D. To induce the Acquirer, Parent and the Company to enter into this Agreement, the Shareholders have agreed to accept the Exchange Offer and become parties to this Agreement solely for the purpose of agreeing with respect to himself, herself or itself to Sections 1, 4, 5, 6, 7, 8 and 10 hereof.
NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:
Section 1.	The Exchange Offer
1.1	Exchange.
(a)
Subject to the terms and conditions of this Agreement, upon execution and delivery hereof, the Acquirer hereby offers to the Shareholders to acquire their Shares solely in consideration and exchange for newly and duly issued, fully paid and non-assessable shares of Parent Stock as provided for in Section 1.3(a) hereof. This Exchange Offer shall be deemed accepted upon execution and delivery of this Agreement by the Shareholders.

(b)
Subject to the terms and conditions of this Agreement, at the Closing, (i) the Shareholders shall contribute, transfer, assign and deliver to the Acquirer, and the Acquirer agrees to acquire from such Shareholders, all of the outstanding Shares owned by them as specifically set forth in Section 1.3(a), and (ii) solely in consideration and exchange therefor, Parent shall issue to the Shareholders an aggregate of 81,759,076 newly and duly issued, fully paid and non-assessable shares of Parent Stock and 71,456,420 Parent Warrants, in accordance with the Exchange Ratio as set forth in Exhibit D and Exhibit E hereof.

1.2	Certificate of Incorporation, By-laws, Directors and Officers.
(a)
The Certificate of Incorporation of Parent, as in effect immediately prior to the Closing, attached as Exhibit A hereto, shall be the Certificate of Incorporation of Parent from and after the Closing until further amended in accordance with applicable law. The Board of Directors of the Parent has already commenced the procedure to move the jurisdiction of Parent from Ontario to the British Virgin Islands (“Continuance”) and to change its name to “Portage Biotech Inc.” on completion of the Continuance.

(b)
The By-laws of Parent, as in effect immediately prior to the Closing, attached as Exhibit B hereto, shall be the By-laws of Parent from and after the Closing until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws on completion of the Continuance.

(c)
The directors and officers listed in Exhibit C hereto shall be the directors and officers of Parent immediately following the Closing, and each shall hold his or her respective office or offices thereafter until his or her successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of Parent.

1.3	Manner and Basis of Exchange of Shares.
(a)
At the Closing, the outstanding shares of the Company (the “Shares”) beneficially owned by the Shareholders, which Shares constitute all of the issued and outstanding capital stock of the Company, shall be contributed and transferred to the Acquirer and Parent shall issue, and authorize its Transfer Agent to issue, the Parent Stock and Parent shall issue Warrants specified in Exhibit D to each Shareholder in accordance with the exchange ratio (the “Exchange Ratio”) specified therein.

(b)
No fractional shares of Parent Stock shall be issued in the Exchange. If the number of Shares a Shareholder holds immediately prior to the Closing multiplied by the applicable Exchange Ratio would result in the issuance of a fractional share of Parent Stock, that product will be rounded down to the nearest whole number of shares of Parent Stock if it is less than the fraction of one-half (0.5) of one share of Parent Stock or rounded up to the nearest whole number of shares of Parent Stock if the said product is equal to or greater than the fraction of one-half (0.5) of one share of Parent Stock.

(c)	After the Closing, there shall be no further registration of transfers of Shares on the stock transfer books of the Company that were outstanding immediately prior to the Closing.
1.4	Surrender and Exchange of Certificates.
(a)
At the Closing, Parent shall deliver to its Transfer Agent a letter of instruction to prepare and deliver to the Company’s counsel, who shall act as exchange agent for the benefit of the Shareholders (the “Exchange Agent”), (i) certificates representing the appropriate number of shares of Parent Stock and Parent Warrants issuable pursuant to Sections 1.1 and 1.3 hereof, in exchange for all outstanding Shares. The shares of Parent Stock and Parent Warrants evidenced by the certificates shall be registered in the names of the Shareholders and shall be in the denominations for each of them set forth opposite their respective names in Exhibit D.

(b)
Promptly after the Closing and upon confirmation of cancellation of all shares of the Company by each of the holders that were outstanding immediately prior to the Closing, Parent shall issue to the record holder of the Shares so providing cancellation confirmation, a certificate or certificates registered in the name of such Shareholder representing the number of shares of Parent Stock and Parent Warrants that such Shareholder shall be entitled to receive as set forth in Exhibit D hereof.

1.5	Parent Stock
Parent agrees that it will cause the Parent Stock and Parent Warrants to be issued in exchange for the Shares at the Closing pursuant to Section 1.3(a) to be available for such purpose. Parent further covenants that immediately prior to the Closing there will be no more than 81,759,076 shares of Parent Stock issued and outstanding, not including the shares of Parent Stock to be issued upon exercise of any options and warrants currently outstanding and that no shares or other Equity Securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into shares or other Equity Securities shall be issued or outstanding, except as described herein.

1.6	Further Assurances
From time to time, from and after the Closing, as and when reasonably requested by the Acquirer and Parent or their successors or assigns, the proper officers and directors of the Company as of the Closing shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as the Acquirer and Parent or their successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Acquirer title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement.
Section 2.	Representations and Warranties of the Company
The Company hereby represents and warrants to the Acquirer and Parent as follows:
2.1	Organization, Standing, Subsidiaries, Etc.
(a)
The Company is a limited company formed and existing in good standing under the laws of the British Virgin Islands, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and to carry out the terms hereof. Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to the Acquirer prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)	The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.
2.2	Qualification
The Company is duly qualified to conduct business as a foreign corporation.
2.3	Capitalization of the Company
The authorized capital stock of the Company consists of an unlimited number of Shares of the Company. There are 457,723 Shares issued and outstanding and such Shares are duly authorized, validly issued, fully paid and non-assessable, and none of such Shares have been issued in violation of the preemptive rights of any person. The Company has 32,043 outstanding options held by two consultants on terms described in Schedule 2.5, where the Shares underlying said options constitute not more than 7% of the Company’s outstanding Shares, said options shall survive completion of the transactions contemplated herein, and there are no other outstanding securities convertible or exercisable into or exchangeable for Shares or other Equity Securities of the Company.

2.4	Indebtedness
The Company has no Indebtedness for Borrowed Money.
2.5	Company Shareholders
Schedule 2.5 hereto contains a true and complete list of the names and addresses of the record owner of all of the outstanding Shares of the Company, together with the number of Shares held. To the knowledge of the Company, except as described in Schedule 2.5, there is no voting trust, agreement or arrangement among any of the beneficial holders of Shares affecting the nomination or election of directors or the exercise of the voting rights of Shares.
2.6	Corporate Acts and Proceedings
The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of the Company and has been approved by the unanimous vote of the Shareholders and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement have been validly and appropriately taken. No holder of Shares has requested or perfected appraisal, dissenters or other similar rights under the BVI Business Companies Act.
2.7	Binding Obligations
This Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
2.8	Brokers and Finders
No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, Parent or any Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as disclosed in Schedule 2.8 hereto. The Acquirer and Parent, on the one hand, and the Company, on the other, hereby indemnify and hold each other harmless from and against any and all claims, losses or liabilities for any such commission, fee or other compensation as a result of the claim by any other Person that the indemnifying party or parties introduced or assisted them in connection with the transactions contemplated herein.

2.9	Financial Statements
Attached hereto as Schedule 2.9 are the Company’s unaudited balance sheet (“Balance Sheet”) and statement of operations as of and for the period from the inception of the Company to March 31, 2013 (“Balance Sheet Date”). Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with International Financial Reporting Standards (“IFRS”).
2.10	Absence of Undisclosed Liabilities
The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing.
2.11	Changes
Since the Balance Sheet Date, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business.
2.12	Schedule of Assets and Contracts
(a)
The Company has previously delivered to Acquirer and Parent a true and complete copy of its master license to the Antennapedia platform (“ANTP”) for all pathologies (except oncology) (i) The ANTP license is owned exclusively by the Company and is valid and enforceable, (ii) the ANTP license will remain in full force and effect upon the Exchange and without the consent of any person other than the Company, (iii) the consummation of the Exchange will not give the licensor of the ANTP license any right to change the terms or provisions of, terminate or cancel, such license, (iv) the Company has in all respects performed all obligations required to be performed by it to date and is not in default in any respect under the ANTP license, and (v) the licensor of the ANTP license is in compliance therewith and is not in default thereunder.

(b)
The Company has furnished to the Acquirer and Parent true and complete copies of all agreements and other documents and a description of all applicable oral agreements. The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected. To the knowledge of the Company, all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default thereunder. The Company does not have outstanding any power of attorney.

2.13	Employees and Consultants
The Company has no employees and nine consultants, all of whose service/consulting contracts have been provided to the Parent. The Company is not under any obligation or liability to any other officer, director, employee or consultant of the Company.
2.14	Title to Property and Encumbrances
The Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.
2.15	Litigation
There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. There was no order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.
2.16	Licenses
The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

2.17	Obligations to or by Shareholders
The Company has no liability or obligation or commitment to any Shareholder or any Affiliate or “associate” (as such term is defined under the Ontario Securities Act) of any Shareholder, nor does any Shareholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.
2.18	Disclosure
To the extent that any of the representations or warranties in this Section 2 are qualified by “knowledge” or “belief,” such representations and warranties are based solely on the actual knowledge of the Company without inquiry or investigation concerning the matters to which such representations and warranties relate.
Section 3.	Representations and Warranties of Parent and the Acquirer
Parent and the Acquirer jointly and severally represent and warrant to the Company as follows:
3.1	Organization and Standing
Parent is a corporation duly formed and existing in good standing under the laws of the Province of Ontario, Canada. Parent has previously delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws as now in effect. Parent has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Parent has two wholly owned subsidiaries, the Acquirer, incorporated on April 5, 2013 in British Virgin Islands and 1843343 Ontario Inc., incorporated on January 31, 2011 in Ontario, Canada. Parent does not have any other direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.
3.2	Corporate Authority
Parent and the Acquirer each have full corporate power and authority to enter into this Agreement and the other agreements to be made pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of this Agreement and such other agreements and documents by Parent and the Acquirer have been duly and validly taken or will have been so taken prior to the Closing. This Agreement constitutes a legal, valid and binding obligation of Parent and the Acquirer, enforceable against them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3	Indebtedness
The Parent Group has no Indebtedness for Borrowed Money and except as expressly provided for herein, it has no Indebtedness. Details of all trade payables and accruals as at March 31, 2013 are attached as Schedule 3.3 hereto, and such information is true, complete and accurate and there has been no increase in such amount since March 31, 2013.
3.4	Brokers and Finders
No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent and the Acquirer to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby, except as disclosed in Schedule 3.3 hereto. Parent and the Acquirer indemnify and hold the Company and the Shareholders harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims they introduced Parent and/or the Acquirer to the Company and/or its Shareholders, or assisted them with the transactions contemplated herein.
3.5	Parent Shareholders
A true and complete list of the names and addresses of the record owners of all of the outstanding shares of the Parent, together with the number of shares held has already been provided to the Company. To the knowledge of the Parent, there is no voting trust, agreement or arrangement among any of the beneficial holders of shares affecting the nomination or election of directors or the exercise of the voting rights of shares.
3.6	Capitalization of Parent
The authorized capital stock of Parent consists of an unlimited number of common shares of Parent Stock, of which not more than 81,759,076 shares will be, immediately prior to the Closing, issued and outstanding. Except for 66,071,420 shares of Parent Stock reserved for issuance upon the exercise of outstanding warrants and 5,385,000 shares of Parent Stock reserved for issuance upon the exercise of outstanding stock options, Parent has no outstanding options, rights or commitments to issue shares of Parent Stock or any other Equity Security of Parent, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Stock or any other Equity Security of Parent. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.7	Capitalization of Acquirer
The authorized capital stock of Acquirer consists of 50,000 common shares without par value of Acquirer Stock, of which not more than one share will be, immediately prior to the Closing, issued and outstanding. Acquirer has no outstanding options, rights or commitments to issue shares of Acquirer Stock or any other Equity Security of Acquirer, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Acquirer Stock or any other Equity Security of Acquirer. 100% of the outstanding shares of Acquirer Stock are legally and beneficially owned by Parent free and clear of all rights, claims, liens, mortgages, pledges and security interests. All outstanding shares of the capital stock of Acquirer are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.
3.8	Validity of Parent Shares and Parent Warrants
The 81,759,076 shares of Parent Stock and the 71,456,420 Parent Warrants to be issued to the Shareholders at the Closing pursuant to Section 1.3(a) hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and non-assessable. Based in part on the representations and warranties of the Shareholders in Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Stock pursuant to Section 1.3(a) will be exempt from the registration requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws. The Parent Warrants shall, upon their issue and at all times until their expiry, entitle their holders to purchase shares of Parent Stock at the respective exercise prices and such other terms as set forth in Schedule 3.8.
3.9	SEC and OSC Reporting and Compliance
Parent has timely filed with the Commission and the Ontario Securities Commission all registration statements, financial statements, management’s discussions and analyses, annual information forms, material change reports, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act and Canadian Securities Laws, respectively.
(a)
Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission. The Parent SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(b)
Except as set forth on Schedule 3.7, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 6-K since March 27, 2013. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since March 27, 2013, and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the shareholders of Parent.

(c)	Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.
(d)
The shares of Parent Stock are quoted on the OTCQB marketplace under the symbol “BNTNF,” and Parent is in compliance in all material respects with all rules and regulations of the OTCQB marketplace applicable to it and the Parent Stock.

(e)
Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act, Canadian Securities Laws and all other requirements of applicable securities laws and the OTCQB marketplace.

(f)	Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws and securities laws of Canada.
3.10	Financial Statements
The balance sheets, and statements of income, changes in financial position and shareholders’ equity contained in the Parent SEC Documents (i) have been prepared in accordance with IFRS applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of Parent, and (iii) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 20-F for the fiscal year ended March 31, 2012, are as audited by, and include the related opinions of, Schwartz Levitsky Feldman LLP., Parent’s independent registered public accountants.

3.11	Absence of Undisclosed Liabilities
Parent Group has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, which has not been disclosed to the Company in writing or by email.
3.12	Changes
Since the Parent Balance Sheet Date, Parent Group has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent Group taken as a whole, or (g) entered into any transaction other than in the usual and ordinary course of business.
3.13	Employees and Consultants
The Parent Group has one employee and three consultants, all of whose service/consulting contracts have been provided to the Company. The Parent Group is not under any obligation or liability to any other officer, director or employee or consultant of the Company. All agreements between Parent Group and each of Terence Robinson, John Robinson and Current Capital Corp. and/or their respective affiliates and family members, if any, have been terminated without any liability to or obligation on the part of the Parent Group.
3.14	Title to Property and Encumbrances
Parent has good and indefeasible title to all of its properties and assets reflected in the Parent Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Parent Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.
3.15	Governmental Consents
All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent required in connection with the consummation of the Exchange shall have been obtained prior to, and be effective as of, the Closing.

3.16	Compliance with Laws and Other Instruments
The execution, delivery and performance by the Acquirer and Parent of this Agreement and the other agreements to be made by the Acquirer and Parent pursuant to or in connection with this Agreement and the consummation by the Acquirer and Parent of the transactions contemplated by this Agreement will not cause the Acquirer and Parent to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent is a party or by which Parent or any of its properties is bound.
3.17	No General Solicitation
In issuing Parent Stock and Parent Warrants in the Exchange hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Stock by any form of general solicitation or advertising.
3.18	Litigation
There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its properties, assets or business, and after reasonable investigation, Parent is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Parent has fully disclosed the Settlement Agreement signed with IPC Parties and the surviving indemnities provided by the Parent and Robinson family and consider as remote any future calls under such indemnity. The Parent is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.
3.19	Resale Restrictions
Upon their issue in accordance with the terms of this Agreement, the 81,759,076 shares of Parent Stock and the 71,456,420 Parent Warrants shall be subject to resale restrictions and “holding period” under applicable law, rule, regulation, instrument or order or ruling of any securities regulatory authority in Canada and the United States. The parent Group may, to the best of its ability commence to register the shares as soon as possible after closing.

3.20	Settlement Agreement
The Settlement Agreement was duly and validly executed by Parent and, to its knowledge, the other parties thereto and it remains in full force and effect as at the date hereof, and to its knowledge, all parties thereto are in compliance with their respective covenants, representations and warranties thereunder. There are no other agreements to which the Parent or its subsidiaries is a party or by which they are bound in connection with the subject matter of the Settlement Agreement.
3.21	Foreign Corruption of Public Officials
The Parent Group is and at all times since their respective incorporation dates, have been in compliance with all laws, rules and regulations in effect governing the corruption foreign public officials in effect in Canada and the United States.
3.22	Closing Date Working Capital
At the time of Closing on the Closing Date (prior to the completion of the transactions contemplated herein), Parent Group shall have net working capital (net of all liabilities) of a minimum of $3,100,000, comprising cash, subject to reduction solely by no more than $310,000 for payments to Terence Robinson, John Robinson and Current Capital Corporation (“Robinson Group”) in full and final settlement of all claims against Parent by, and obligations and liabilities of Parent to, Robinson Group, (including without limitation claims of a contractual and contingent nature, or otherwise), as agreed to between the Company and the Parent.
3.23	Trading
The currently issued and outstanding common shares of Parent are listed and posted for trading on OTC-BB and no order ceasing or suspending trading in any securities of Parent or prohibiting the issuance or sale of the common shares or the trading of any of Parent’s issued securities has been issued and no proceedings for such purpose are pending or, to the best of the Parent’s knowledge, information and belief, threatened.
3.24	Reporting Issuer
Parent is, and at all times during the period commencing on the date hereof and ending on the Closing Date will be, a “reporting issuer”, not in default, in the Province of Ontario. In particular, without limiting the foregoing, Parent has, since January 1, 2011, complied with its obligations to make timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and there is no material change relating to Parent which has occurred and with respect to which the requisite material change report has not been filed. Each disclosure document filed in accordance with applicable securities law by or on behalf of Parent since January 1, 2011 with the Ontario Securities Commission or the TSX Venture Exchange did not contain a misrepresentation, determined as at the date of filing, which has not been corrected by way of a subsequently filed disclosure document. There is no material change or material fact regarding Parent which is not currently publicly available.

3.25	Auditor
The auditor of Parent which audited the financial statements of Parent in respect of the fiscal years ended March 31, 2012 and 2011 (“Parent Financial Statements”) is an independent public accountant as required by Canadian Securities Laws and there has never been any reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators) with the present or any former auditor of the Parent.
3.26	Disclosure Controls
Parent has established and maintains a system of disclosure controls and procedures and internal control over financial reporting and has: (i) designed such disclosure controls and procedures, or caused them to be designed under management’s supervision, to provide reasonable assurance that material information relating to Parent is made known to management by others, particularly during the period in which the financial statements are being prepared; (ii) designed such internal control over financial reporting, or caused it to be designed under management’s supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS; (iii) evaluated the effectiveness of Parent’s disclosure controls and procedures as of the end of the period covered by the Parent Financial Statements for the fiscal year ended March 31, 2012 and disclosed in the management’s discussion and analysis management’s conclusions about the effectiveness of the disclosure controls and procedures as of March 31, 2012; and (iv) caused Parent to disclose in the annual management’s discussion and analysis of Parent’s most recent Financial Statements any change in the Parent’s internal control over financial reporting that occurred during the Parent’s applicable fiscal year that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.
3.27	Tax Returns
Parent has filed all foreign, federal, state, provincial and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on Parent), and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith.

3.28	Minute Books
The minute books and records of Parent Group, made available to the Company for the period from the date of incorporation to the date of examination thereof are all of the minute books and records of Parent Group and contain copies of all material proceedings (or certified copies thereof) of the shareholders, the boards of directors and all committees of the boards of directors of Parent Group and there have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committees of the board of directors of Parent Group not reflected in such minute books and other records.
3.29	Anti-Money Laundering
The operations of Parent are and have been conducted at all times in compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements of the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions (including without limitation Canada and Israel), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Parent, threatened.
3.30	OFAC
Neither Parent, nor, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).
3.31	Disclosure
No representation or warranty by Parent Group herein and no information disclosed in the schedules or exhibits hereto by Parent Group when considered as a whole together with all other information furnished to the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.
Section 4.	Additional Representations, Warranties and Covenants of the Shareholders
Each of the Shareholders represents and warrants to, and covenants with, the Acquirer and Parent, as to himself, herself or itself only, as follows:

4.1	Acts and Proceedings
Such Shareholder has full right, power and authority to enter into, deliver and perform this Agreement and all acts and proceedings required for the authorization, execution and delivery of this Agreement and the performance of this Agreement by such Shareholder have been lawfully and validly taken.
4.2	Compliance with Laws and Instruments
The execution, delivery and performance by such Shareholder of this Agreement and each of the other documents contemplated hereby and the consummation by such Shareholder of the transactions contemplated hereby (a) will not cause such Shareholder to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government or (iii) any order, judgment or decree of any court and (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Shareholder is bound or affected.
4.3	Binding Obligation
This Agreement and each of the other agreements and documents being entered into by such Shareholder in connection herewith constitutes the legal, valid and binding obligation of such Shareholder and is enforceable against such Shareholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
4.4	Title to Shares
Such Shareholder has good, valid and marketable title to all Shares indicated in Section 1.3(a) hereto as being owned by such Shareholder, free and clear of all Liens. To the knowledge of such Shareholder, there is no voting trust, agreement or arrangement among any of the beneficial holders of Shares affecting the exercise of the voting rights of such shares, and such Shareholder is not a party to or bound or affected by any such voting trust, agreement or arrangement.
4.5	Information
Each Shareholder has had an opportunity to ask and receive answers to any questions he, she or it may have had concerning the terms and conditions of the Exchange and the Parent Stock and Parent Warrants to be issued therein and has obtained any additional information that he or she has requested.
4.6	Resale of Stock
Each Shareholder is acquiring Parent Stock and Parent Warrants to be purchased for himself, herself or itself from Parent for investment, and not with a view to selling or otherwise distributing any of said Parent Stock and Parent Warrants in violation of the Securities Act or the securities laws of any state; provided, however, that the provisions of this paragraph shall not prejudice such Shareholder’s right at all times to sell or otherwise dispose of all or any of the Parent Stock so acquired by such Shareholder pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.
Section 5.	Additional Agreements
5.1	Access and Information
The Company and Parent shall each afford to the other and to the other’s accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in strict confidence, all such information (other than such information which: (i) is already in such party’s possession; (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors; or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this

Agreement or in connection herewith, whether so obtained before or after the execution hereof.
5.2	Additional Agreements
Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of the Acquirer, Parent and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Acquirer, Parent and the Company shall take all such necessary action.
5.3	Publicity
No party shall issue any press release or public announcement pertaining to the Exchange that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Stock and after reasonable advance notice to the Company.
5.4	Appointment of Directors
At the Closing, Parent shall cause to be delivered, and shall accept, the resignations of Dean Bradley and Brett D. Rees as directors of Parent, and shall elect Gregory H. Bailey and Declan Doogan to fill the vacancies created thereby on Parent’s Board of Directors. Following the Closing, Parent shall increase the size of the Board of Directors to five or six members, and elect Jim Mellon and one or two other Board members, two of whom shall qualify as “independent directors” within the meaning of the listing rules of the NASDAQ Stock Market.
5.5	Parent Name and Jurisdiction Changes
Immediately prior to the Closing, Parent shall take all required legal actions to change its corporate name to Portage Biotech Inc. and move its jurisdiction to the British Virgin Islands by means of an amendment to its Certificate of Incorporation and Continuance.
5.6	Portage Ownership Plan
Immediately following the Closing, Parent Board may establish a new stock ownership plan or update the existing ownership plans and define their terms.

5.7	Issuance of Shares
At the Closing, Parent shall issue 9,811,089 shares of Parent Stock, representing 6% of the outstanding shares of Parent Stock after giving effect to the Exchange Offer, to Culminant Capital Inc., as compensation for financial advisory services rendered on behalf of Parent in connection with the transactions contemplated by this Agreement. The stock certificate evidencing the shares of Parent Stock to be issued pursuant to this Section 5.7 shall bear a standard Securities Act restrictive legend.
5.8	Employment Agreements
On or prior to the Closing Date, Parent shall enter into consulting agreements with Bruce Littman and Kam Shah in form and substance reasonably satisfactory to the parties thereto, and all existing consulting and employment agreements between Parent or the Acquirer and Kam Shah shall be terminated without any liability or obligation to Parent or the Acquirer upon signing of the new consulting agreement by Kam Shah. Such agreements shall provide for payment of annual compensation, plus certain other compensation commensurate with his position with similarly-situated early-stage biotech companies. The employment agreements shall contain confidentiality, non-competition and invention assignment agreements comparable to those contained in the employment agreements of other similar companies.
5.9	Post-Closing Covenants
(a)
Restriction on Sale of the Company. For the period commencing on the Closing Date and ending 12 months thereafter (the “Warranty Period”), Parent shall not, without the prior written approval of at least a majority of the members of Parent’s Board of Directors, cause or permit any of the following:

(i)	the merger, amalgamation or entry into a business combination with any other Person by the Company;
(ii)	any share split or reverse split or other consolidation of the share capital of the Company; or
(iii)	the sale, pledge or exchange for cash or other property of the Shares.
(b)
Special Indemnification by Parent. Parent shall indemnify and hold the Shareholders harmless against and in respect of, and pay on behalf of or reimburse the Shareholders, all Shareholder Damages (as hereinafter defined); provided that no payment or reimbursement shall be made until the aggregate Shareholder Damages exceed $25,000, after which Parent shall pay or reimburse the Shareholders for all Shareholder Damages

(including the first $25,000); provided further, that Parent’s liability to all the Shareholders for Shareholder Damages shall be limited to $3,000,000 in the aggregate. “Shareholder Damages” shall mean any claim, action, demand, loss, cost, expense, liability (joint or several), penalty and other damage, including, without limitation, reasonable counsel fees, and other costs and expenses reasonably incurred in investigating or in attempting to avoid or defend against the same or oppose the imposition thereof arising from (i) any breach, violation or default by Parent or Acquirer of any representation, warranty, covenant, indemnity, term or condition of this Agreement or any agreement, document or instrument to be delivered hereunder or (ii) any claim, payment, cost or expense incurred pursuant to the indemnity made by Parent contained in Section 5(g) of the Settlement Agreement, (collectively, “Losses”). Subject to the limitations set forth in the first sentence of this Section 5.9(b), Parent agrees to pay or reimburse the Shareholders for 50% of any payment made or amount payable or loss suffered or incurred by Parent or the Shareholders in respect of any Shareholder Damages by wire transfer immediately upon receipt of notice of by or on behalf of the Shareholders of the incurring of any Losses. Any Shareholder Damages incurred, paid or borne by Parent under this Section 5.9(b) may, at the election of Parent (by resolution passed by a majority of the directors of Parent who are not Shareholders), be satisfied, in whole or in part, by Parent conveying, transferring, assigning and delivering to the Shareholders a number of securities of the Company constituting 50% of the outstanding securities of each class of securities of the Company (based on the number of shares of Parent Stock received by each such Shareholder in the Exchange Offer as a percentage of the total number of shares of Parent Stock issued to the Shareholders hereunder), free and clear of all Liens. For the purpose of this paragraph 5.9(b), any options entitling their holders to purchase up to a number of shares constituting 7% of the total number of shares outstanding in the capital of the Company shall be deemed to be issued and outstanding. The foregoing indemnification obligation by Parent shall be effective only during the Warranty Period, except that notice of any such claim for Shareholder Damages received on or before the expiration of such period, with a general description of any such asserted claim and an estimate of the amount being claimed, shall survive until the final resolution of such claim identified therein, and shall be the exclusive remedy for the Shareholders with respect thereto.

(c)	Parent Director Nomination; Chief Financial Officer Appointment. For a period of three (3) years after the Closing Date: (i) Parent shall cause its Board of Directors to nominate Kam Shah for election to the Board of Directors of Parent at each annual meeting of shareholders held during such period; and (ii) Parent shall employ Kam Shah, as Chief Financial Officer of Parent for a term of 2 years following Closing, and in such capacity as the parties shall agree upon, during the third year, all on terms and conditions to be agreed upon and set forth in a written agreement to be executed by Parent and Kam Shah on or shortly after Closing. Parent shall use its reasonable commercial efforts (which shall include, without limitation, the solicitation of proxies on behalf of such nominee) to elect Mr. Shah to the Parent Board of Directors.

Section 6.	Conditions of Parties’ Obligations
6.1	Company Obligations
The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.
(a)
No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)
Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)
No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)
Certificate of Officers. The Company shall have delivered to Parent a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.

(e)	Closing Debt and Cash Balance. At Closing, the Company shall have no outstanding Indebtedness for Borrowed Money, and shall have approximately $300,000 in net cash.
(f)
Company Financial Statements. The Company shall have provided Parent with historical financial statements for its most recent fiscal year (or otherwise since inception) pertaining to the business and operations of the Company,

(g)
No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(h)	Supporting Documents. Parent shall have received the following:
(i)
Copies of resolutions of the Board of Directors and the shareholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.

(ii)
A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(iii)
A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(iv)	Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent may reasonably request.
(i)
Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent.

The Company shall furnish to Parent such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Parent or its counsel may reasonably request.

6.2	Parent Obligations
The obligations of the Company and the Shareholders under this Agreement are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraphs (i), (j) and (k) of Section 6.1 hereof and the following additional conditions:
(a)
No Errors, etc. The representations and warranties of Parent under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)
Compliance with Agreement. Parent shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)
No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since January 1, 2013, there shall have been no material adverse change in the Condition of Parent.

(d)
Certificate of Officers. Parent shall have delivered to the Company a certificate dated the Closing Date, executed on its behalf by its Chief Executive Officer or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.2.

(e)
Closing Cash Balance. At Closing, Parent shall have approximately $3.1 million in net cash (net of all claims, liabilities, Liens and security interests), subject to reduction by no more than $310,000 for payments to Terence Robinson, John Robinson and Current Capital Corporation (“Robinson Group”) in full and final settlement of all claims against Parent by, and obligations and liabilities of Parent to, Robinson Group (including without limitation claims of a contractual and contingent nature, or otherwise), as agreed to between the Company and the Parent, and Parent shall have no outstanding Indebtedness for Borrowed Money or any Indebtedness, other than payables arising from its operations of no more than $100,000 in the aggregate.

(f)
Terminations. Written release and termination agreements executed by Terence Robinson, John Robinson and Current Capital Corp. with regard to all consulting and employment agreements, and all other agreements between them and the Parent and Acquirer, in forms satisfactory to the Company.

(g)
Indemnification. Indemnity agreements duly executed by Terence Robinson, John Robinson and Current Capital Corp. to and in favour of Parent and the Shareholders and the Company with regard to possible claims and liabilities under the Settlement Agreement, in form satisfactory to the Company.

(h)	Supporting Documents. The Company shall have received the following:
(i)
Copies of resolutions of Parent’s board of directors, certified by its Secretary, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by it pursuant hereto, including the election of Gregory H. Bailey and Declan Doogan to the Parent’s Board of Directors.

(ii)
A certificate of incumbency executed by the Secretary of Parent certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the Certificate of Incorporation and By-laws of Parent appended thereto have not been amended or modified.

(iii)
A certificate, dated the Closing Date, executed by the Secretary of Parent, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(iv)	Evidence as of a recent date of the good standing and corporate existence of Parent issued by the Province of Ontario,

(v)	Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.
(i)
Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as the Company may reasonably request.

The Company and Parent may waive compliance with any of the conditions precedent specified in this Section 6.2.
Section 7.	Survival of Representations and Warranties
The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive beyond the Closing twelve months following the Closing Date. This Section 6 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Closing.
Section 8.	Amendment of Agreement
This Agreement may be amended or modified at any time in all respects by an instrument in writing executed by the parties hereto.
Section 9.	Definitions
Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.
“Agreement” shall mean this Agreement.
“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.
“Canadian Securities Laws” shall mean all securities laws, rules, regulations, instruments and policies in Ontario, Canada.
“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 10 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Company” shall mean Portage Pharma Ltd.
“Condition of the Company” shall mean the condition of the properties and assets of the Company.
“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement, if such default or failure in performance shall remain un-remedied for five (5) days.
“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.
“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.
“Exchange” shall have the meaning assigned thereto in Recitals.
“Exchange Agent” shall have the meaning assigned thereto in Section 1.4(a)
“Exchange Offer” shall have the meaning assigned thereto in the Recitals.
“Exchange Ratio” shall have the meaning assigned thereto in Section 1.3(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“IFRS” shall mean generally accepted accounting principles in accordance with International Financial Reporting Standards, as in effect from time to time.
“Indebtedness” shall mean any obligation of the Company which under GAAP is required to be shown on the balance sheet of the Company or Parent (as the case may be) as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or Parent (as the case may be) shall be deemed to be Indebtedness even though such obligation is not assumed by the Company or Parent (as the case may be).

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company or Parent (as the case may be), (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or Parent (as the case may be) or for which the Company or Parent (as the case may be) is otherwise contingently liable.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.
“Ontario Securities Act” shall mean Securities Act (Ontario).
“Parent” shall mean Bontan Corporation Inc.
“Parent Balance Sheet” means the unaudited consolidated balance sheet of the Parent as of December 31, 2012 as filed on SEDAR on February 26, 2013.
“Parent Balance Sheet Date” December 31, 2013.
“Parent Group” shall mean any one or more or all of Parent, 1843343 Ontario Inc. and the Acquirer.
“Parent Stock” shall mean the shares, no par value, of Parent.
“Parent SEC Documents” shall have the meaning assigned to it in Section 3.6 hereof.
“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.
“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Settlement Agreement” means the amended and restated settlement agreement dated June 29, 2012, among Israel Petroleum Company, Limited, International Three Crown Petroleum LLC, H. Howard Cooper and other parties, as filed on SEDAR on July 6, 2012.
“Shares” shall mean the Shares of the Company.
“Shareholders” shall mean all of the shareholders of the Company.
“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).
“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns required to be supplied to a Tax authority relating to Taxes.
“Transfer Agent” means Equity Financial, Parent’s transfer agent and registrar.
Section 10.	Closing
Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on June 4, 2013 or such other date as Parties shall agree (the “Closing Date”). All proceedings to be taken and all documents to be executed at the Closing including those in connection with this Agreement, shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The Closing shall occur at a place to be mutually agreed between the Company and Parent. At the Closing, Parent shall deliver to each Shareholder the certificate representing the Parent Stock to be issued pursuant to Section 1.3(a) hereof directly to them pursuant to Sections 1.5 and 4 hereof and all opinions, agreements and other instruments referred to in Section 6.2. Such delivery shall be against delivery to Parent of the certificates, opinions, agreements and other instruments referred to in Section 6.1 hereof, and the certificates representing all of the Shares issued and outstanding immediately prior to the Closing. Parent will deliver at such Closing to the Company the officers’ certificate and opinion referred to in Section 6.2 hereof. All of the other documents and certificates and agreements referenced in Section 6 will also be executed as described therein.
Section 11.	Miscellaneous
11.1	Notices
Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:
If to Parent and the Acquirer: Bontan Corporation Inc.
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3
Attention: Mr. Kam Shah
Chief Executive Officer
With a copy to: Greenberg Traurig, LLP
200 Park Avenue, 14th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.
If to the Company: Portage Pharma Ltd.
29 Yeomans Row
London 3W3 2AL
Attention: Gregory H. Bailey
With a courtesy copy to (which shall not constitute notice to the Company):
Manoj Pundit - Partner_
Borden Ladner Gervais LLP
Scotia Plaza, 40 King Street West
Toronto, ON M5H 3Y4

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.
11.2	Entire Agreement
This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.
11.3	Time
Time is of the essence in the performance of the parties’ respective obligations herein contained.
11.4	Severability
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.5	Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the other party, which shall not be unreasonably withheld, and any such transfer or assignment without said consent shall be void.
11.6	No Third Parties Benefited
This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.
11.7	Counterparts
This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.8	Recitals, Schedules and Exhibits
The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.
11.9	Section Headings and Gender
The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.
11.10	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:
BONTAN CORPORATION INC.
By: /s/ Kam Shah
Kam Shah
Chief Executive and Financial Officer
PORTAGE ACQUISITION INC., THE ACQUIRER
By: /s/ Kam Shah
Kam Shah
Sole Director and Chief Executive Officer

THE COMPANY: PORTAGE PHARMA LTD. By: /s/ Gregory H. Bailey Gregory H. Bailey Authorized Signing Officer By: /s/ Declan Doogan Declan Doogan Chairman

SHAREHOLDER SIGNATURE PAGE

The undersigned Shareholders execute and deliver this Agreement for the sole purpose of agreeing to the terms of Section 1 (The Exchange Offer), Section 4 (Additional Representations, Warranties and Covenants of the Shareholders), Section 5 (Additional Agreements), Section 7 (Survival of Representations and Warranties), Section 8 (Amendment of Agreement), Section 9 (Definitions), and Section 11 (Miscellaneous).
Peter Traugott	__/s/ Peter Traugott____________________
Alan Kerr	__/s/ Alan Kerr_______________________
Racebrook, LLC	__/s/ Allan Weinstein__________________
Steven Mintz in Trust	__/s/ Steven Mintz_____________________
Richard A Danzig Profit Sharing Plan	__/s/ Richard A. Danzig_________________
Benjamin Lewin	__/s/ Benjamin Lewin___________________
Declan Doogan	__/s/ Declan Doogan___________________
James Mellon	__/s/ James Mellon____________________
Greg Bailey	__/s/ Greg Bailey______________________
__________________________________	___________________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 5, 2013

BONTAN CORPORATION INC.

By: /s/ Kam Shah
Kam Shah
Chief Executive Officer